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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


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                             Maxim Series Fund, Inc.
                (Name of Registrant As Specified In Its Charter)

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                             MAXIM SERIES FUND, INC.

Maxim Stock Index Portfolio                    Maxim Index 600 Portfolio
Maxim Value Index Portfolio                    Maxim Growth Index Portfolio
Maxim Index European Portfolio                 Maxim Index Pacific Portfolio
Maxim Index 400 Portfolio

                         (the "Equity Index Portfolios")

              Executive Offices:        8515 East Orchard Road
                                        Greenwood Village, Colorado 80111

              Mailing Address:          P.O. Box 1700
                                        Denver, Colorado 80201


                              INFORMATION STATEMENT


         On February 13, 2003, the Board of Directors of Maxim Series Fund, Inc. (the "Fund') approved a Sub-Advisory Agreement effective April 1, 2003 between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC ("MCM")), the Fund and BNY Investment Advisors, a separately identifiable division of The Bank of New York, a New York State chartered bank, registered as an investment adviser under the Investment Advisers Act of 1940 ("BNY"), authorizing BNY to serve as the sub-adviser for the Equity Index Portfolios (the "New Sub-Advisory Agreement"). The New Sub-Advisory Agreement is the same in all substantive respects to the previous Sub-Advisory Agreement (the "Previous Sub-Advisory Agreement"), dated May 1, 2002 in effect between MCM, the Fund and Barclays Global Fund Advisors ("Barclays Global"), except the sub-advisory fees which MCM pays to BNY differ from the sub-advisory fee structure in the Previous Sub-Advisory Agreement and the effective date and termination dates are different. There will be no change in the advisory fees paid by the Fund to MCM. MCM will pay BNY's sub-advisory fee.

         MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("GWL&A") is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the "MCM Advisory Agreement") dated December 5, 1997, as amended effective July 26, 1999, May 1, 2002, and May 1, 2003. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the Portfolios of the Fund. MCM has selected BNY to manage the investments of the Equity Index Portfolios and such selection was approved by the Board of Directors of the Fund at the February 13, 2003 meeting.

         The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about June 20, 2003.

         NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         Background. Prior to the appointment of BNY as the Sub-adviser for the Equity Index Portfolios, Barclays Global served as Sub-adviser for the Equity Index Portfolios. In December 2002, Barclays gave notice of its intention to resign as Sub-adviser to the Equity Index Portfolios in the first quarter of 2003. MCM immediately undertook to select a replacement Sub-adviser and, after extended due diligence, recommended that the Board of Directors of the Fund appoint BNY as the new Sub-adviser for the Equity Index Portfolios.

            In the course of the selection process, MCM reviewed performance and background criteria, as well as written proposals and in-person presentations by a number of investment advisory firms. In evaluating the proposals, MCM considered, among other things, the nature and quality of the services to be provided by each sub-adviser candidate, comparative data as to each sub-adviser candidate's investment performance, the experience and financial condition of the sub-adviser and its affiliates, the level of sub-advisory fees to be paid compared to industry averages, the sub-adviser candidate's commitment to mutual fund advisory activities and the quality of the sub-adviser candidate's proposal generally. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of BNY as the new Sub-adviser of the Equity Index Portfolios. The Board of Directors then undertook to review the recommendation and voted unanimously, with the "non-interested" Directors voting separately, to appoint BNY as the new Sub-adviser to the Equity Index Portfolios effective April 1, 2003 and to approve the New Sub-Advisory Agreement. In evaluating the proposal, the Board of Directors considered generally the same factors considered by MCM. At the February 13, 2003 meeting, the Directors were provided with financial and other information about BNY. They were also provided with performance information relating to BNY and information about their investment styles and current personnel. The Board of Directors considered the terms of the New Sub-Advisory Agreement and the fact that they were substantially the same as the Previous Sub-Advisory Agreement. The Directors considered the fact that there would be no change in the advisory fees paid by the Fund to MCM. The Directors concluded that entering into the New Sub-Advisory Agreement was in the best interest of the Equity Index Portfolios and their shareholders.

INFORMATION  ABOUT BNY, a  separately  identifiable  division of The Bank of New
York

            BNy is the investment management arm of The Bank of New York, and, as of March 31, 2003, manages over $76 billion in assets for customers worldwide. Asset management is one of five main business lines for the Bank and accounts for 12% of the organization's overall business. The Bank of New York was founded in 1784 by Alexander Hamilton and is one of the largest commercial banks in the United States. They have been managing funds since 1832. It is located at One Wall Street, New York, New York 10286.

            Except as otherwise specified herein, all information about BNY in this Information Statement has been provided by BNY. The Bank of New York is a wholly-owned subsidiary of The Bank of New York Company, Inc. The Bank of New York Company, Inc. is a publicly traded company. Through its profit sharing and ESOP plans, approximately 10% of the outstanding Bank stock is employee-owned.

Principal Executive Officers and Directors of The Bank of New York Company, Inc. The tables below list the individuals who serve as principal executive officers and directors of The Bank of New York Company, Inc. The address for the Bank of New York personnel is One Wall Street, New York New York 10286.

                                    Directors
      Thomas A. Renyi                                 John A. Luke, Jr.
      Alan R. Griffith                                John C. Malone
      Gerald L. Hassell                               Paul Myners, CBE
      William R. Chaney                               Catherine A. Rein
      Nicholas M. Donofrio                            William C. Richardson
      Richard J. Kogan                                Brian L. Roberts

                                    Officers

 Thomas A. Renyi, Chairman and Chief Executive         Bruce W. von Saun, Senior Vice President
 Officer                                               and Chief Financial Officer
 Alan R. Griffith, Vice Chairman                       Kevin C. Piccoli, Auditor
 Gerald L. Hassell, President                          Thomas J. Mastro, Controller
 Robert J. Mueller, Senior Executive Vice President    J. Michael Shepherd, Executive Vice
                                                       President, General Counsel and Secretary

            There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and BNY with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by BNY. BNY serves as investment adviser or sub-adviser to other investment company funds similar to the Equity Index Portfolios. Information about these funds appears in the following table.

Fund Group                    Fund                                 Assets as of 12/31/02  Management Fees (as annual
----------                    ----                                 ---------------------  --------------------------
                                                                                          percentage of net assets)
BNY Hamilton Funds            S&P 500 Fund                         $58,000,000            0.35%
BNY Hamilton Funds*           International Equity Fund            $101,000,000           0.75%
BNY Hamilton Funds*           International Equity CRT Fund        $6,700,000             0.75%
Willamette Funds**            Willamette Value Fund                $5,000,000             1.00%

* BNY was named as investment adviser to these funds effective April 1, 2003. The fee reflected does not include other expenses. ** Willamette is paid a management of 1.00%. For the actively managed portion of this fund, BNY receives a fee of 0.45%. For its investment management services for the "Dogs of the Dow" index component of the fund, the fee paid to BNY is 0.10% on the first $50 million in assets, .07% on the next $50 million in assets, and 0.05% on assets in excess of $100 million. For each component, BNY is guaranteed a minimum of $10,000.

            The Previous Sub-Advisory Agreement was last submitted and approved by the respective shareholders of the Equity Index Portfolios at a Special Meeting of the Shareholders on April 4, 2002. The Previous Sub-Advisory Agreement was last approved by the Directors, including the Directors who are "non-interested," at a meeting of the Board of Directors on April 11, 2002. Except for different effective and termination dates and the sub-advisory fee schedule, the terms of the New Sub-Advisory Agreement are similar in all material respects to the terms of the Previous Sub-Advisory Agreement.

         For its services provided under the Previous Sub-Advisory Agreement, Barclays was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Maxim Stock Index Portfolio, Maxim Growth Index Portfolio, Maxim Value Index Portfolio, Maxim Index 600 Portfolio, Maxim Index 400 Portfolio, Orchard S&P 500 Index(R) Fund, Orchard Index 600 Fund, Orchard Nasdaq-100 Index(R) Fund, and Orchard DJIA IndexSM Fund, and existing and future Barclays Global Investors, N.A. ("BGI") domestic or non-US daily-valued collective fund index investment strategies for which Financial Administrative Services Corporation ("FASCorp") was collective fund servicing agent. Assets in each type of index strategy were aggregated for purposes of fee calculation as set forth below:

         Fees for the domestic index strategies applied to the aggregate assets of the Maxim Stock Index Portfolio, Maxim Growth Index Portfolio, Maxim Value Index Portfolio, Maxim Index 600 Portfolio, Maxim Index 400 Portfolio, Orchard S&P 500 Index(R) Fund, Orchard Index 600 Fund, Orchard Nasdaq-100 Index(R) Fund, and Orchard DJIA IndexSM Fund, and existing and future BGI domestic collective fund index investment strategies for which FASCorp was collective fund servicing agent as follows:
                           Domestic Index Strategies:
                           First $2.250 billion      0.03%
                           Next $1.000 billion       0.02%
                           Over $3.250 billion       0.01%

         Fees for the international index strategies applied to the aggregate assets of the Maxim Index European Portfolio and Maxim Index Pacific Portfolio, and existing and future BGI non-US daily-valued collective fund index investment strategies for which ("FASCorp") was collective fund servicing agent, as follows:

                          International Index Strategies:
                          First $200 million        0.10%
                          Next $100 million0.08%
                          Next $300 million0.05%
                          Over $600 million0.03%

         During the fiscal year ended December 31, 2002, MCM paid Barclays $680,704.50 for its sub-advisory services for the Equity Index Portfolios pursuant to the Previous Sub-Advisory Agreement. If the new sub-adviser fees had been in effect during the last fiscal year, BNY would have received $261,017 with respect to the Equity Index Portfolios, representing a decrease of $230,761 or 46.92% from the fees paid to Barclays. Based on the assets in the Equity Index Portfolios at March 31, 2003 of approximately $789,665,027, the annual sub-adviser fees paid by MCM would have decreased from $265,723 to $157,932, a decrease of $107,791 or 40.57%.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

         The New Sub-Advisory Agreement provides that BNY, as the Sub-adviser for the Equity Index Portfolios, in return for its fee, will manage the investment and reinvestment of the Equity Index Portfolios subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Equity Index Portfolios set forth in the Fund's current registration statement and any other policies established by the Board of Directors or MCM. In this regard, it is the responsibility of BNY to make investment decisions and to place purchase and sale orders for investment securities for each of the Equity Index Portfolios. The New Sub-Advisory Agreement states that BNY will provide at their expense all necessary investment, management and administrative facilities needed to carry out their duties under the New Sub-Advisory Agreement, but excluding brokerage expenses and pricing and bookkeeping services. MCM pays BNY a fee computed daily and paid monthly as a percentage of average daily net asset value at .02% on net assets for each Equity Index Portfolio.

         The New Sub-Advisory Agreement will remain in full force and effect through May 1, 2004 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors, or by vote of the holders of a majority of the shareholders of each Equity Index Portfolio's outstanding voting securities, and by a majority of Directors who are not "interested persons" of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Directors, by vote of the Directors, by vote of a majority of the outstanding voting securities of an Equity Index Portfolio, or by BNY, in each case on 60 days' written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.

         The New Sub-Advisory Agreement provides that, in the absence of (i) willful misfeasance, bad faith or gross negligence on the part of BNY, or (ii) reckless disregard by BNY of its obligations and duties under the New Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the New Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Equity Index Portfolios.


                                OTHER INFORMATION

         The Fund is available only as an investment option for certain variable annuity contracts, variable life insurance policies and certain qualified retirement plans. Shares of the Equity Index Portfolios are sold to qualified retirement plans and to the Maxim Series Account, FutureFunds Series Account, and Retirement Plan Series Account to fund certain variable annuity contracts issued by GWL&A. Shares are also sold to Pinnacle Series Account and COLI VUL-2 Series Account to fund certain variable life insurance policies issued by GWL&A. The separate accounts of GWL&A are hereinafter referred to as the "Series Accounts." Each of the Series Accounts is registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Equity Index Portfolios may be sold to the Qualified Series Account and FutureFunds Series Account II of GWL&A and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts. Qualified Series Account, FutureFunds Series Account II and TNE Series (k) Account are not registered with the SEC. On December 31, 2002, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Annual Report

         The Fund will furnish, without charge, a copy of the most recent Annual Report to the shareholders of the Equity Index Portfolios. Requests should be directed to Mr. Aaron Knode, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 75332.

Broker Commissions

         During the fiscal year ended December 31, 2002, no commissions were paid to brokers affiliated with Barclays or BNY.

Principal Underwriter, Custodian

         Greenwood Investments, LLC ("Greenwood"), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. Bank of New York serves as the Fund's custodian.


June 23, 2003

                             MAXIM SERIES FUND, INC.
                             8515 EAST ORCHARD ROAD
                        GREENWOOD VILLAGE, COLORADO 80111





June 23, 2003



Dear Shareholder and Contract/Policy Owner:


BNY Investment Advisors, a separately identifiable division of The Bank of New York, a New York State chartered bank, registered as an investment adviser under the Investment Advisers Act of 1940 ("BNY") has been hired effective April 1, 2003 to replace Barclays Global Fund Advisors as the new Sub-adviser for the Maxim Stock Index, Maxim Index 600, Maxim Growth Index, Maxim Value Index, Maxim Index European, Maxim Index Pacific and Maxim Index 400 Portfolios (the "Equity Index Portfolios"). Bank of New York, with approximately $70 billion in assets under management at December 31, 2002 has been managing money since 1832. The investment advisory fees for the Equity Index Portfolios remain the same.

Please take a few minutes to read the enclosed Information Statement. It contains additional information about BNY, the terms of the new Sub-Advisory Agreement, the factors that were considered by management and the Board of Directors in making the decision to select BNY as the new Sub-adviser for the Equity Index Portfolios.

This action will not require you to send a proxy and we are not asking you for a proxy. As always, please feel free to contact your registered representative or us with any questions or comments you may have.

Sincerely,



Beverly A. Byrne
Secretary

Enclosure